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EXHIBIT 99.1

FOR IMMEDIATE RELEASE                       Contact: Dev Ganesan
                                            Chief Financial Officer
                                                (703) 934-8130


                 ACS TO ACQUIRE INTEGRATED SYSTEMS CONTROL, INC.
                        Expands Presence in SATCOM Arena

Fairfax, Virginia, November 6, 1997 - Advanced Communication Systems, Inc. (ACS) (Nasdaq: ACSC) announced that it has signed a definitive agreement to acquire all of the outstanding shares of Integrated Systems Control, Inc. (ISC) in exchange for 475,000 shares of ACS stock. The transaction is expected to be finalized within the next 30 days subject to satisfaction of customary conditions.

ISC provides technical and engineering services to the Department of Defense, primarily the U.S. Navy, in the areas of communications and information technology. Headquartered in Virginia Beach, Virginia, ISC has operations in Virginia Beach, San Diego, Charleston, and the Washington, D.C. area and lends support services from a number of sites worldwide, including Japan, Bahrain, Honolulu, Italy, and Guam. Among others, its clients include Space and Naval Warfare Systems Command and Centers, Defense Information Systems Agency Joint Interoperability Engineering Office, Naval Air Systems Command, U.S. Coast Guard, and NATO.

"We are extremely pleased with this acquisition and are very enthusiastic about the potential this strategic combination will offer our customers, shareholders and employees," said George A. Robinson, Chairman of the Board, President and CEO of ACS. "This, along with the recent acquisition of RF Microsystems, is a major event in ACS's strategy to consolidate superior satellite communications industry capabilities."



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Robinson said that ACS expects to maintain the current organization structure of
ISC and retain ISC's existing management team. Howard F. Sparks, President, and Gale Berry, Vice President, will continue in their management positions.

Sparks, President of ISC stated, " This merger has brought together two companies that have a long standing relationship, both from a competitive and mutually supportive perspective. Together, ACS and ISC present significantly expanded capabilities to our customers and the combined company will be in a more competitive position to expand its market share."

Advanced Communication Systems provides communication and information technology services and solutions, predominantly to U.S. government agencies and to a lesser extent commercial and international customers. The Company is headquartered in Fairfax, Virginia and has ten locations in United States and one in United Kingdom.

Except for statements of historical facts, this news release contains forward-looking statements about the Company. Such statements are subject to significant risks and uncertainties including risks associated with acquisition strategy, government contract procurement and termination risks, management of growth, and other risks noted in the Company's SEC filings, which may cause actual results to differ materially.
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